Exhibit 10.41
THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR PAYMENT OF THE BANK DEBT (AS DEFINED IN THE SUBORDINATION AGREEMENT HEREINAFTER REFERRED TO) PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THE SUBORDINATION AGREEMENT DATED OCTOBER 5, 2010, IN FAVOR OF WELLS FARGO BANK, NATIONAL ASSOCIATION.
SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$__________	Winston-Salem, North Carolina	October 5, 2010
     FOR VALUE RECEIVED, the undersigned, PRIMO WATER CORPORATION, a Delaware corporation (the “Maker”) promises to pay to _______________, a _______________ (the “Holder”), the sum of __________ Dollars ($__________), or so much thereof as may from time to time hereafter be outstanding hereunder, whichever is less, together with interest thereon, all on the terms and conditions hereinafter provided.
     1. Notes. This Note is one of twenty-two subordinated convertible promissory notes issued by Maker on the date hereof having an aggregate original principal amount of $3,418,167 (each a “Note” and, collectively, the “Notes”). Notwithstanding any provision of this Note to the contrary, the Notes shall be pari passu insofar as their priority or preference and relative rights are concerned, and Maker shall not pay interest or principal on any of the Notes other than on a pro rata basis (based on the aggregate principal amount outstanding under each Note on the date of payment relative to the aggregate principal amount outstanding under all of the Notes on the date of payment); provided, however, that the rights of the holders of the Notes (each individually a “Note Holder” and, collectively, the “Note Holders”) with respect to optional redemption by the Note Holders in Section 3(b) of the Notes or conversion by the Note Holders in Section 4 of the Notes may be exercised independently by each Note Holder.
     2. Interest Rate; Principal and Interest Payments.
     (a) From the date of the funding to the Company of the principal amount hereunder to the date this Note is paid or otherwise discharged, the unpaid principal amount of this Note shall bear simple interest per annum at the rate of fourteen percent (14%).
     (b) Principal and accrued interest under this Note shall be payable as follows: (i) accrued interest shall be payable on the first business day of each fiscal quarter of Maker beginning on the date hereof, computed through the last calendar day of the preceding fiscal quarter, with a final payment of all accrued interest to be payable on the date on which the entire principal hereunder becomes payable; and (ii) subject to the prepayment rights in Section 3 below and the conversion right of the Holder in Section 4 below, the entire principal hereunder shall be payable in a single installment on March 31, 2011 (the “Maturity Date”).
     (c) All payments of principal and interest under this Note shall be made in currency of the United States and shall be made to Holder by wire transfer to an account designated by Holder or in such other manner as Holder may designate to Maker in writing.
     (d) All payments in connection with this Note shall be applied first to accrued interest, if any, and then to unpaid principal.

     (e) Upon the occurrence and during the continuance of an Event of Default (as defined below), this Note shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable.
     3. Prepayments.
     (a) This Note may be prepaid in full or in part at any time in amounts among all of the Notes aggregating not less than $100,000.00 or, if less, the principal amount of the Notes outstanding, such prepayments to be made on a pro rata basis among all Note Holders (based on the aggregate principal amount outstanding under each Note on the date of payment relative to the aggregate principal amount outstanding under all of the Notes on the date of payment); provided, that Maker pays to Holder a prepayment premium equal to two percent (2%) of the principal amount of the Note being redeemed at such time (the “Premium Percentage”), unless the Notes are redeemed in connection with an initial public offering of Maker’s common stock, in which case no Premium Percentage shall be owed to Holder. Any principal amount under this Note which is repaid may not be re-borrowed.
     (b) Upon (i) an initial public offering of Maker’s common stock resulting in net proceeds to the Maker of at least $30,000,000 (a “Qualified IPO”), or (ii) the consummation by Maker of a merger or consolidation, with or into another entity or other corporate reorganization in which Maker is not the surviving entity, or (iii) the sale of all of the capital stock of Maker, or (iv) the sale of all or substantially all of the assets of Maker prior to the payment in full of this Note, Holder may elect to sell to Maker and Maker shall be required to purchase the Note in full by payment of an amount equal to the unpaid principal balance hereof, plus, all unpaid interest accrued thereon through the date of redemption, plus in the case of subparagraphs (ii), (iii), and (iv) above the principal amount of the Note being redeemed multiplied by the Premium Percentage.
     4. Conversion.
     (a) If a Qualified IPO has not occurred by the Maturity Date, then, at the option of the Holder, all unpaid principal on this Note and all unpaid accrued interest shall be automatically converted into the type, kind and character of securities (the “Securities”) issued or to be issued in a Qualified Equity Financing (as defined below), with the same rights, preferences and privileges as are received by other investors in the Qualified Equity Financing, and such Securities shall be issued pursuant to and governed by the same agreements relating to the issuance of the Securities in the Qualified Equity Financing, which agreements the Holder will evidence its consent to by execution of appropriate documentation. If converted into Securities in the Qualified Equity Financing, the Holder shall receive the number of Securities calculated by dividing the amount of principal and accrued interest due under this Note by the price per share at which Maker sells and issues such Securities pursuant to the Qualified Equity Financing. Maker shall not issue fractional shares but any fractional share shall be rounded to the nearest whole share with 0.5 shares rounded up to the nearest whole share. For purposes of this Note, a “Qualified Equity Financing” shall mean Maker’s sale of shares of capital stock in one transaction or a series of related transactions resulting in net proceeds of at least $5 million to Maker (not including the conversion of the Notes) that occurs (i) within ninety (90) days prior to the Maturity Date or (ii) at any time on or after the Maturity Date and prior to the payment in full of this Note.
     (b) Upon conversion of this Note pursuant to the election of the Holder as described in Section 4(a), the applicable amount of outstanding principal and accrued interest of this Note shall be converted without any further action by the Holder and whether or not this Note is surrendered to Maker or its transfer agent. Maker shall not be obligated to issue certificates evidencing the shares of the Securities issuable upon such conversion unless this Note is either delivered to Maker or its transfer agent, or the Holder notifies Maker or its transfer agent that this Note has been lost, stolen or destroyed and executes an agreement satisfactory to Maker to indemnify Maker from any loss incurred by them in connection with this Note. Maker shall, as soon as practicable after such delivery, or such agreement and indemnification, issue and deliver at such office to such Holder of this Note, a certificate or certificates for the Securities to which the Holder shall be entitled. Such conversion shall be deemed to have been made concurrently with the close of the Qualified Equity Financing. The Person(s) (as defined below in Section 12(c)) entitled to receive Securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date.
     5. Subordination. This Note is hereby expressly subordinated, to the extent and in the manner set forth in the Subordination Agreement dated as of the date hereof (the “Subordination Agreement”) among Wells Fargo Bank, National Association, a national banking association, successor-by-merger to Wachovia Bank, National Association, as senior lender (“Wells Fargo”), the Collateral Agent (as defined in Section 6 below), Maker and the Note Holders, to all Bank Debt (as defined in the Subordination Agreement).
     6. Security Interest. The indebtedness, obligations and liabilities of Maker under the Notes are secured by a security interest granted by Maker to John Muehlstein, in his capacity as collateral agent for the ratable benefit of all of the Note Holders (the “Collateral Agent”), pursuant to a Security Agreement dated as of the date hereof among the Maker and the Collateral Agent (the “Security Agreement”).
     7. Warrant. In connection with the loan evidenced by this Note and as a condition to making such loan, Maker shall issue to the Holder on the date hereof a warrant, substantially in the form attached as Exhibit A hereto (the “Warrant”), to purchase shares of Maker’s common stock having a value at the time of the Warrant’s issuance representing four percent (4%) of the original principal amount of this Note (based upon a third party appraised valuation). The Maker and the Holder acknowledge that under the regulations of the United States Department of Treasury, the issuance of this Note and the Warrant for an aggregate, combined purchase price will result in the creation of “original issue discount” on this Note equal to the value of the Warrant. After taking into account all relevant factors (including the fact that no public market for the Warrant currently exists, the general condition of the financial markets at this time, and all other matters concerning the loan evidenced by this Note), the Maker and the Holder agree that the original issue discount on this Note (i.e., the value of the Warrant) is four percent (4%) of the original principal amount of this Note. Neither the Maker nor the Holder will take any position for United States federal income tax purposes that is inconsistent with the foregoing sentence.
     8. Covenants. For so long as any obligations of Maker under any Note remain outstanding:
     (a) The principal amount of the Bank Debt and the Notes shall not exceed Fifteen Million Dollars ($15,000,000) in the aggregate; and
     (b) Maker shall not pay or declare any dividends (other than stock dividends) or other distribution or purchase, redeem or otherwise acquire any stock or other equity interests or pay or acquire any debt subordinate to the obligations evidenced by the Notes, except the following:
(i) Any subsidiary of Maker may pay dividends to Maker or another subsidiary wholly-owned by Maker.
(ii) If Maker is an S Corporation, it may distribute to its shareholders during each calendar year an aggregate amount (including all dividends or other payments) not exceeding the amount of federal income tax payable by such shareholders in such year with respect to the taxable income of Maker, assuming such income is taxed at the rate applicable to the highest bracket of income (not to exceed 40% unless the Required Holders shall otherwise permit in writing); provided that at the time of each such distribution, and after giving effect thereto, each of the following conditions is met: (A) no Event of Default exists, (B) Maker has capital sufficient to carry on its business and transactions in which it is currently engaged and all business and transactions in which it is about to engage, is able to pay its debts as they mature, and has assets having a fair value greater than its liabilities, at fair valuation, (C) such distribution is permitted under applicable law, and (D) Maker has given the Note Holders at least ten (10) days prior written notice prior to making such distribution; provided that if the amount of any such dividends and other payments to a shareholder exceeds the tax liability of said shareholder, said shareholder shall promptly after the determination of the amount of such excess make a contribution to capital of Maker in the amount of such excess.
(iii) Maker may redeem or repurchase stock from its employees, consultants, directors, officers and service providers upon the termination of their employment or services to Maker pursuant to options or rights granted Maker pursuant to the terms of any equity incentive arrangement, equity compensation plan, stock option agreement, restricted stock agreement, employment agreement, consulting agreement, stock purchase plan, management incentive plan or other agreement, arrangement or plan approved by the Board of Directors of Maker in writing.
     9. Events of Default. The occurrence or existence of any one of the following events or conditions shall constitute an “Event of Default” under this Note:
     (a) Maker shall fail to pay the principal of, or interest on, this Note when the same becomes due and payable in accordance with the terms hereof and such amount remains unpaid for ten (10) days;
     (b) (i) Maker shall fail to observe or perform any other covenant or agreement on its part contained in this Note or in the Security Agreement which failure continues for a period of thirty (30) days after Maker’s receipt of written notice thereof from Holder or the Collateral Agent or (ii) any representation or warranty made by Maker herein shall prove to have been untrue or incorrect in any material respect when made;
     (c) Maker makes a general assignment for the benefit of its creditors or applies to any tribunal for the appointment of a trustee or receiver of a substantial part of its assets, or commences any proceedings under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debts, dissolution or other liquidation law of any jurisdiction; or any such application is filed, or any such proceedings are commenced against Maker and Maker indicates its consent to such proceedings, or an order or decree is entered by a court of competent jurisdiction appointing such trustee or receiver, or adjudicating Maker bankrupt or insolvent, or approving the petition in any such proceedings, and such order or decree remains unstayed and in effect for sixty (60) days;
     (d) There is a default under that certain Loan and Security Agreement dated as of June 23, 2005, as amended by that certain First Amendment to Loan and Security Agreement among Maker, certain of its affiliates, and among Wells Fargo, dated as of April 26, 2006, by that certain Second Amendment to Loan and Security Agreement dated as of April 30, 2007, by that certain Third Amendment to Loan and Security Agreement dated as of June 24, 2008, by that certain Fourth Amendment to Loan and Security Agreement dated as of January 7, 2009, by that certain Fifth Amendment to Loan and Security Agreement dated as December 30, 2009, by that certain Sixth Amendment to Loan and Security Agreement dated as December 30, 2009, by that certain Seventh

Amendment to Loan and Security Agreement dated June 1, 2010, and by that certain Eighth Amendment to Loan and Security Agreement dated as of the date hereof, and as further amended or modified from time to time (the “Loan and Security Agreement”), pursuant to which Wells Fargo accelerated any Bank Debt; or
     (e) The occurrence of an “Event of Default” under (and as defined in) any other Note.
     10. Remedies.
     (a) Subject to the terms and conditions of the Subordination Agreement, if an Event of Default occurs and is continuing, the Note Holders holding at least a majority of the aggregate outstanding principal balance of the Notes (the “Required Note Holders”) may, by notice in writing to Maker, declare the entire unpaid principal of all of the Notes to be due and payable immediately (except that the entire unpaid principal of all of the Notes shall automatically become due and payable immediately upon the occurrence of an Event of Default described in Sections 9(a) or 9(c)), and upon any such declaration (or upon the occurrence of an Event of Default described in Sections 9(a) or 9(c)) the principal and unpaid interest on all of the Notes (including this Note) shall become and be immediately due and payable, and the Collateral Agent may thereupon proceed to protect and enforce the rights of the Note Holders either by suit in equity or by action at law or by other appropriate proceedings, whether for specific performance (to the extent permitted by law) of any covenant or agreement contained herein or in aid of the exercise of any power granted herein, or proceed to enforce the payment of the Notes or to enforce any other legal or equitable right of Note Holders, including, without limitation, to exercise the Collateral Agent’s rights under the Security Agreement.
     (b) In the event this Note is placed in the hands of an attorney for collection or for enforcement, or in the event that the Collateral Agent or any Note Holder incurs any costs incident to the collection of any indebtedness evidenced hereby, Maker agrees to pay all reasonable attorneys’ fees and expenses, all court and other costs and the reasonable costs of any other collection efforts. Forbearance to exercise the remedies set forth herein with respect to any failure or breach of Maker shall not constitute a waiver by the Collateral Agent or any Note Holder of any of such remedies.
     11. Representations and Warranties of Maker. Maker hereby represents and warrants to Holder, as of the date hereof, as follows:
     (a) Valid Existence and Power. Maker is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of Maker (“Material Adverse Effect”) on Maker. Borrower has the power to make and perform this Note and the Security Agreement, which when executed will constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally.
     (b) Authority. The execution, delivery and performance by Maker of this Note and the Security Agreement have been duly authorized by all necessary actions of Maker, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of Maker, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any lien upon any property or assets of Maker (except as set forth in this Note and the Security Agreement) pursuant to, any law, regulation, instrument or agreement to which Maker is a party or by which Maker or its properties may be subject, bound or affected, other than the consent of Wells Fargo under the Loan and Security Agreement.

     (c) Financial Condition. Other than as disclosed on Schedule 11(c) attached hereto or in the audited financial statements of Maker for the fiscal year ended December 31, 2009 or its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of May 31, 2010 and for the five-month period ended May 31, 2010 (collectively, the “Financial Statements”), neither Maker nor any of its subsidiaries has any direct or contingent obligations or liabilities (including any guarantees or leases) or any material unrealized or anticipated losses from any commitments of such Person. The Financial Statements have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of Maker or its subsidiaries, as the case may be, as of the date thereof. Maker is not aware of any material adverse fact (other than facts which are generally available to the public and not particular to Maker, such as general economic trends) concerning the conditions or future prospects of Maker or any of its subsidiaries that has not been fully disclosed to Holder, including any adverse change in the operations or financial condition of Maker since the date of the Financial Statements. Maker has, and after the closing of the transactions contemplated by the Notes, will have capital sufficient to carry on its business and transactions in which it is currently engaged and all business and transactions in which it is about to engage, is able to pay its debts as they mature, and has assets having a fair value greater than its liabilities, at fair valuation.
     (d) Litigation. There are no suits or proceedings pending, or to the knowledge of Maker threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting Maker or its assets, which if adversely determined would have a Material Adverse Effect on Maker.
     (e) Governmental Filings. Assuming the accuracy of the representations made by Holder in Section 12 of this Note, no registration, qualification, designation or filing with any federal, state or local governmental authority is required on the part of Maker in connection with the consummation of the transactions contemplated by his Note, except for filings pursuant to Regulation D of the Securities Act of 1933, as amended, and applicable state securities laws.
     12. Representations and Warranties of the Holder. The Holder, by acceptance of this Note, represents and warrants as to itself only and not as to any other Note Holder as follows: (i) the Holder has the power to make and perform its obligations under this Note, and when fully executed, this Note will constitute the legal, valid and binding obligations of the Holder, enforceable in accordance with its terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally; (ii) the execution, delivery and performance of this Note by the Holder have been duly authorized by all necessary actions, and do not and will not violate any provision of law or regulation; (iii) the Note and Warrant are being or will be acquired by the Holder for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in any transaction which would be in violation of state or federal securities laws; (iv) the Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”); (v) the Holder understands that (A) the Note and the Warrant constitute “restricted securities” under the Securities Act, (B) the offer and sale of the Note and the Warrant is not registered under the Securities Act or under any “blue sky” laws in reliance upon certain exemptions from such registration and that Maker is relying on the representations made herein by the Holder in its determination of whether such specific exemptions are available, and (C) the Note and the Warrant may not be transferred except pursuant to an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act and under applicable “blue sky” laws or in a transaction exempt from such registration; and (vi) the Holder has made its own investment decision with respect to the purchase of the Note and the Warrant and has not relied on any other Note Holder in making this decision.

     13. Notices; Miscellaneous.
     (a) All notices, requests, consents and other communications required or permitted under this Note shall be in writing and shall be deemed effectively given upon personal delivery, or upon confirmed delivery by facsimile, or on the next day (or, for international deliveries, three days) following mailing by a reputable express air carrier, addressed to the address specified below:
(i) If to the Holder, to:
(ii) If to Maker, to:
Primo Water Corporation
104 Cambridge Plaza Drive
Winston-Salem, North Carolina 27104
Fax No. (336) 331-0319
Attn:    Chief Financial Officer
Maker, Holder or any other Holder may designate a different address by notice given in accordance with the foregoing.
     (b) Without waiving notices contemplated by Section 9(b) hereof, Maker hereby waives protest, presentment, notice of dishonor, notice of acceleration of maturity and notice of enforcement of the Collateral Agent or any Note Holder’s rights against any collateral securing this Note and agrees to continue to remain bound for the payment of principal, interest and all other sums due under this Note, notwithstanding any change or changes by way of any extension or extensions of time for the payment of principal and interest or any substitution, exchange or release of any collateral securing this Note, with or without consideration; and Maker waives all and every kind of notice of such change or changes and agrees that the same may be made without notice or consent of Maker. Maker further agrees that it will not be necessary for the Collateral Agent or any Note Holder, in order to enforce payment of this Note, first to enforce its rights against any collateral securing this Note.
     (c) The terms of this Note shall apply to, be binding upon and inure to the benefit of Maker and the Holder and their respective successors and permitted assigns; provided, however, that neither the Maker nor Holder may assign this Note or any of their respective rights or obligations hereunder without the prior written consent of the other party, except that Holder may assign this Note in its entirety to one of Holder’s Affiliates (as defined below), so long as (i) Holder provides advance notice of such assignment to Wells Fargo and Maker and (ii) such assignee executes and delivers to Wells Fargo a joinder to the Subordination Agreement, agreeing to be bound by the terms and conditions set forth therein. As an additional condition to any assignment of this Note by the Holder, the assignee must agree to be bound by the terms of the Agency Agreement dated as of the date hereof among the Note Holders and the Collateral Agent (the “Agency Agreement”) and execute and deliver a counterpart of the Agency Agreement to the Collateral Agent. Any assignment of this Note in violation of this Section 13(c) shall be void and of no force or effect. Affiliate” of a Person (as defined below) means (a) any Person directly or indirectly owning twenty-five percent (25%) or more of the voting stock or equity interests of such named Person or of which the named Person owns twenty-five percent (25%) or more of such voting stock or equity interests; (b) any Person controlling, controlled by or under common control with such named Person; (c) any officer, director or employee of such named Person or any Affiliate of the named Person; and (d) any family member of the named Person or any Affiliate of such named Person. “Person”

means any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, limited liability company, any government or any agency or political subdivision of any government, or any other entity or organization.
     (d) Any provision of this Note may be amended, waived or modified only upon the written consent of Maker and the Note Holders holding at least sixty percent (60%) of the aggregate outstanding principal balance of the Notes; provided, however, that, notwithstanding the foregoing, without the prior written consent of each Note Holder affected thereby, an amendment, waiver, supplement or modification of this Note or the Notes or any consent to departure from a term or provision hereof or thereof may not: (i) reduce the rate or extend the time for payment of principal or interest on any Note; (ii) reduce the principal amount of any Note; (iii) make a Note payable in money other than that stated in such Note; (iv) reduce the amount or extend the time of payment of fees or other compensation payable to the holders of the Notes; (v) treat any Note in a manner different from the other Notes; or (vi) modify, amend or delete Section 4 herein.
     (e) This Note shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof. Maker and Holder hereby irrevocably consent to the personal jurisdiction of any state or federal courts located in North Carolina, in any action, claim or other proceeding arising out of any dispute in connection with this Note, any rights or obligations hereunder or the performance of such rights and obligations. Anything herein to the contrary notwithstanding, the obligations of Maker under this Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of any such payment by the Holder would be contrary to provisions of law applicable to the Holder limiting the maximum rate of interest that may be charged to or collected by the Holder. If any provision of this Note shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Note.
     (f) All of the representations and warranties made herein shall survive the closing of the transactions contemplated by this Note and shall not be waived by the execution and delivery of this Note.
     (g) Maker will not, by amendment of its certificate of incorporation or bylaws as in effect on the date hereof, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder under this Note against wrongful impairment.
[The next page is the signature page]

[Signature Page to Subordinated Promissory Note]
     This Note has been executed by the undersigned as of the date first above written.

PRIMO WATER CORPORATION (SEAL)
By:
Name:	Mark Castaneda
Its:	CFO

Accepted and agreed to as of the date first above written:

By:
Name:
Title: